Exhibit 99.1

Modern Systems Announces Preliminary Second Quarter 2015 Revenue

August 6, 2015

Seattle, WA:  ModSys International Ltd. (“Modern Systems”) (NASDAQ: MDSY) announced today preliminary results for the second quarter ended June 30, 2015. Preliminary revenue is expected to be $3.3 million, an improvement of 77% to Q2 2014 and 46% to Q1 2015.

Matt Bell, Chief Executive Officer and President, commented, “Q2 was a good quarter for us. We are starting to see the synergies from the recent Ateras merger with project delivery efficiencies and traction in closing new deals.”

The company will report its second quarter 2015 financial results on Thursday, August 13, 2015. The company’s management team will host a conference call to discuss the results at 4:30 p.m. EDT/1:30 p.m. PDT. The call can be accessed by dialing 1-888-455-2263 within the United States, or via local US number 1-719-457-2727, if calling internationally, approximately five minutes prior to its scheduled commencement. The conference ID for the call is 7057238.

About Modern Systems

ModSys International Ltd. (”Modern Systems”) (NASDAQ: MDSY) is a legacy platform modernization provider. The Modern Systems portfolio includes a comprehensive suite of tools and services for automated database and application migration. Leveraging over 20 years of best-practice domain expertise, Modern Systems works closely with its customers to minimize risk and provide a clear path from legacy platforms like COBOL, Natural/Adabas and others to modern solutions like SQL, DB2, Java and more.  Modern Systems’ customers come from diverse industries and vertical markets such as automotive, banking and financial services, insurance, manufacturing, and retail.  Modern Systems has seven offices throughout the United States, the United Kingdom, Italy, Romania, and Israel. Unless the context requires otherwise, all references in this press release to “we,” “our,” “us,” “the Company,” and “Modern Systems” refer to ModSys International Ltd. and its subsidiaries.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements contained in this release may be deemed forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and other Federal Securities laws. You can identify these and other forward-looking statements by the use of words such as “may,” “will,” “plans,” “believes,” “estimates,” “expects,” “predicts”, “intends,”  the negative of such terms, or other comparable terminology. Because such statements deal with future events, plans, projections, or future performance of the Company, they are subject to various risks and uncertainties that could cause actual results to differ materially from the Company’s current expectations. These risks and uncertainties include but are not limited to: the effects of the global economic and financial trends; market demand for the Company’s products; successful implementation of the Company’s products; changes in the competitive landscape, including new competitors or the impact of competitive pricing and products; and such other risks and uncertainties as identified in Modern Systems’ most recent Quarterly Report on Form 10-Q and other reports filed by it with the SEC. Except as otherwise required by law, Modern Systems undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.  This press release is also available at www.modernsystems.com. All names and trademarks are their owners’ property.

Company Contact:

Rick Rinaldo, CFO

Modern Systems

www.modernsystems.com

rrinaldo@modernsystems.com